Exhibit 99.1
STONE ENERGY CORPORATION
Announces LaPosada Prospect Discovery
LAFAYETTE, LA. July 18, 2011
Stone Energy Corporation (NYSE: SGY) announced today a discovery at its LaPosada Prospect (also called La Cantera) located in Vermilion Parish, LA. Stone has an approximate 33% working interest in the well, which reached a depth of 18,550 feet and logged 176 feet of highly resistive sand within the primary Cris R Massive objective. As a result of stuck pipe in the bottom 550 feet of the well, the operator (PetroQuest; NYSE: PQ) was only able to obtain porosity information in the upper portion of the logged sands which confirmed 37 feet of net commercial pay. The operator is preparing to side track the wellbore in order to fully evaluate the entire sand package and test deeper objectives. The well has a proposed vertical depth of 19,300 feet and Stone expects to be on production by early 2012.
The LaPosada well represents the second discovery Stone has made in the Deep Gas play of south Louisiana, following the previously announced success at South Erath. Stone is also participating in another onshore Deep Gas exploratory test at Lighthouse Bayou in Cameron Parish, Louisiana, which is currently drilling at a depth of approximately 20,000 feet, with a planned total depth of approximately 25,000 feet. In addition, Stone has identified Deep Gas prospects in the Gulf of Mexico Shelf, where the company is the third largest lease owner and is maturing these prospects for its 2012 and 2013 drilling program.
Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and the Rocky Mountain region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.